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                           CRAY COMPUTER CORPORATION


PRESS RELEASE                                   For further information contact:
                                                     Terry A. Willkom, President
                                                      Telephone:  (719) 579-6464


Colorado Springs, CO., March 25, 1996


Cray Computer Corporation today announced that the United States Bankruptcy Court has approved the Disclosure Statement filed by Cray Computer Corporation with respect to the Company's Liquidating Plan of Reorganization and set the hearing to consider confirmation of the Plan for May 15, 1996. The Plan proposes the appointment of a Liquidating Trustee and the sale of the Company's plant to M/A-COM, Inc. for a price of $7,300,000 (subject to an opportunity for competitive bidding), to be closed immediately following confirmation of the Plan. Because the claims of creditors exceed the assets of Cray Computer Corporation, the Company believes that there will be no distribution to its shareholders.

Early in 1995, and continuing after it filed for bankruptcy on March 24, 1995, the management of the Company sought to reorganize and continue in business. By mid-July, it became apparent that this would not be possible because no other company would risk the substantial capital necessary to complete and market the CRAY-4 supercomputer. The Company then began to liquidate assets at the best obtainable prices. It has now completed the sale of all major assets other than its plant. Following confirmation of the Plan and the closing of the sale of the plant, only the resolution of some disputed claims will remain.

Terry A. Willkom, President of Cray Computer, said, "We are very sorry that we were unable to find the capital necessary to complete the CRAY-4 and stay in business. Once we reluctantly reached that conclusion, our only course was to obtain the best possible values for the Company's assets under these difficult circumstances. We are satisfied that we have nearly completed that task, but sorry that it has not produced enough money to allow a distribution to our many loyal shareholders."